Exhibit 99.1

KKR To Appoint Katie Sudol As General Counsel; David Sorkin To Become Chief Legal Officer

NEW YORK, July 7, 2022, KKR & Co. Inc. (NYSE: KKR) today announced the appointment of Kathryn King Sudol as General Counsel of KKR.  She will succeed David Sorkin who has served as General Counsel since 2007 and will become Chief Legal Officer of KKR. Both appointments are effective September 6, 2022.  At the end of the first quarter of 2023, Ms. Sudol will assume the role of Chief Legal Officer, and Mr. Sorkin will become an Advisory Partner of KKR.

Ms. Sudol joins from Simpson Thacher & Bartlett LLP (“STB”), where she is currently Global Co-Head of Mergers and Acquisitions.  She is one of the world’s leading corporate, M&A, and private equity lawyers, and has been a trusted advisor to corporate and private equity clients across a diverse range of industries in a variety of complex and high-profile transactions.  During her 24-year career at STB, Ms. Sudol held numerous leadership roles, including as a longtime member of the firm’s Executive Committee and as head of the firm’s M&A practice in Asia from 2010 through 2018.

Commenting on the appointment, Joe Bae and Scott Nuttall, Co-Chief Executive Officers of KKR, said: “Katie has worked very closely with KKR and members of our senior team both in the U.S. and internationally for many, many years. She is a preeminent lawyer and a dynamic leader who is a perfect fit with KKR’s culture. We are delighted that she has decided to join KKR, and we are excited to work with her as a strategic partner for years to come in achieving our growth objectives.”

They added, “A colleague, friend, and trusted and strategic advisor, David has been instrumental in building KKR into the institution it is today. Among his many accomplishments over his fifteen years as General Counsel, David steered us forward as we became a public company, helped drive our growth into new businesses and regions, and built the strong legal and compliance teams, as well as internal audit and enterprise risk teams, that support every aspect of our business around the world. We look forward to continuing our longtime partnership with him in his next chapter at KKR.”

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life, and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contacts

Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Public Affairs
Tel: +1-212-750-8300
media@kkr.com